Exhibit 99.1
GTSI Reports Second Quarter Results
Transformation into an enterprise solutions and professional services provider takes shape
CHANTILLY, VA. — August 14, 2007 — GTSI® Corp. (NASDAQ: GTSI), an enterprise solutions and services provider, today announced financial results for the quarter ended June 30, 2007.
For the second quarter of 2007, GTSI reported sales of $153.6 million, compared to $144.1 million in first quarter of 2007 and a $181.0 million for the second quarter of 2006. Professional services delivered $21.7 million in revenue during the second quarter as compared to $15.6 million in the second quarter of 2006. The shift in top line is the direct result of GTSI’s strategic plan to reduce reliance on lower margin orders in an effort to improve annual profitability. Operating expenses were $26.3 million in the second quarter 2007, a reduction of $0.9 million, or 3% for the same period in 2006. The quarter resulted in a net loss of $3.6 million ($0.38 per share) which was impacted by increases in non-cash stock option expenses and lower vendor incentives.
“GTSI continued to make steady progress during the quarter with focus on returning to profitability for the year,” said Jim Leto, President and Chief Executive Officer of GTSI. “Our top line, gross margin percent and bottom line results were on budget and our operating expenses were ahead of plan. We are rigidly controlling expenses and are working to further reduce costs in the business. Like most government contractors, GTSI was significantly impacted during the quarter by delays in war spending and underfunded civilian budgets. We have, however, built a highly visible and strong pipeline, which leads us to believe that we will have a strong finish for 2007.”
Since the quarter ended, GTSI has begun the rollout of its touchless order process with the goal of taking customer orders from the GTSI.com platform through a fulfillment partner without the need for interaction from GTSI employees. GTSI has 12 web based portals which are customized for either a customer or a specific contract. Recently, GTSI went live with the procurement management portion of this system and saw 70% of the orders flow through the procurement process with 96% of these orders flowing electronically to a set of key fulfillment partners on several hundred orders. A series of additional enhancements will be launched in a four phase strategy designed to mitigate disruption during the government peak buying season in the third quarter and GTSI’s peak fulfillment period during the fourth quarter. GTSI has established links with its major fulfillment partners, as well as several manufacturers, with a goal to have the vast majority of orders on all portals in the touchless mode in the first quarter of 2008. In addition, these same system upgrades will have significant benefit to phone placed orders, allowing basic commodity orders to pass through GTSI with a minimum of GTSI employee involvement. This process change is allowing the Company’s sales and engineering organizations to focus on higher end solutions and service infrastructure opportunities.
During the quarter, GTSI began working with a new set of contracts with the Army and NASA. “When new contracts commence, even recompetes such as ITES and SEWP, the procurement cycle changes. It takes time for new program offices to start up and new technology solutions be added to these contracts, which delay utilization. In the case of ITES and SEWP, which are among GTSI’s most successful contracts, we have seen significant activity in these contracts during the later part of the second quarter and the beginning of the third quarter,” added Leto.

“GTSI’s ability to execute on its plan and forecast our business results is remarkably different than it was just a few quarters ago,” said Leto. “The men and women of GTSI have stepped up and met each challenge presented and answered them with exceptional performance. The speed of our recovery is deliberate, our path is well marked. This is a team that sets out its goals and acts. We are in the midst of a remarkable recovery, but we have much work to do. I am confident that we will not merely endure, but that we will prevail.”
Operations and Financial Update
Joe Ragan, GTSI’s Senior Vice President and Chief Financial Officer, said, “In the second quarter we saw some changes in our revenue mix decreasing the lower end commodity business which impacted our top line revenue. In addition, as the government continues to go directly to manufacturers for larger commodity purchases, we saw volume incentive rebates fall $1.6 million, from the second quarter of 2006. This coupled with expenses of $400,000 associated with the shareholder approved long-term incentive program (LTIP) impacted GTSI’s net income performance. The LTIP will factor into each quarter going forward, increasing non-cash expenses by approximately $500,000.”
“Our balance sheet remains very strong,” said Ragan. “We had average day’s sales outstanding for the second quarter of 44 days, coupled with a significant decrease in merchandise inventory. A year ago our liquidity was tight, today we enjoy larger lines of credit with key partners and we have been out of our bank line for the past three weeks.”
Conference Call
An investor conference call to discuss first quarter results is scheduled for 11:00 a.m. Eastern Time August 14, 2007. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through August 15, 2008. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 pm Eastern Time, August 22, 2007. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 83582719.
About GTSI Corp.
GTSI Corp. is an information technology solutions provider offering a total Technology Lifecycle Management (TLM) approach to technology-based infrastructure solutions delivered through industry-leading professional and financial services. TLM allows government agencies to implement solutions of national significance faster and more cost-effectively and to more easily manage technology from acquisition to refresh to disposal. GTSI brings world class partners together with its staff of engineers and certified professionals to tailor and implement repeatable infrastructure solutions — from simple to complex — to meet current and future requirements. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.
Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com
### ### ###

GTSI Corp.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	June 30,		Change from 2006
	2007	2006	Actual	Percentage

Sales	$153,636	$180,956	$(27,320)	-15.1%
Cost of sales	132,967	154,446	(21,479)	-13.9%

Gross margin	20,669	26,510	(5,841)	-22.0%

Selling, general, and administrative expenses	26,254	27,118	(864)	-3.2%

Loss from operations	(5,585)	(608)	(4,977)	-818.6%

Interest and other income, net	2,216	1,552	664	42.8%

(Loss) Income before Income Taxes	(3,369)	944	(4,313)	-456.9%

Income tax provision	(252)	—	(252)	-100.0%

Net (Loss) Income	$(3,621)	$944	$(4,565)	-483.6%

Basic net loss per share	$(0.38)	$0.10	$(0.48)	-475.4%

Diluted net loss per share	$(0.38)	$0.10	$(0.48)	-480.1%

Weighted average shares outstanding:
Basic	9,551	9,348	203	2.2%

Diluted	9,551	9,465	86	0.9%

GTSI Corp.
Consolidated Statements of Operations
(in thousands, except per share data)

	Six Months Ended
	June 30,		Change from 2006
	2007	2006	Actual	Percentage

Sales	$297,719	$329,236	$(31,517)	-9.6%
Cost of sales	257,651	284,424	(26,773)	-9.4%

Gross margin	40,068	44,812	(4,744)	-10.6%

Selling, general, and administrative expenses	53,398	56,723	(3,325)	-5.9%

Loss from operations	(13,330)	(11,911)	(1,419)	-11.9%

Interest and other income, net	3,013	2,828	185	6.5%

Loss before Income Taxes	(10,317)	(9,083)	(1,234)	-13.6%

Income tax provision	(252)	—	(252)	-100.0%

Net Loss	$(10,569)	$(9,083)	$(1,486)	-16.4%

Basic net loss per share	$(1.11)	$(0.97)	$(0.14)	-14.1%

Diluted net loss per share	$(1.11)	$(0.97)	$(0.14)	-14.1%

Weighted average shares outstanding:
Basic	9,513	9,331	182	2.0%

Diluted	9,513	9,331	182	2.0%

GTSI Corp.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,	Change from December 31, 2006
	2007	2006	Actual	Percentage
ASSETS
Current assets:
Cash	$3,910	$705	$3,205	454.6%
Accounts receivable, net	158,679	222,072	(63,393)	-28.5%
Inventory	23,955	35,691	(11,736)	-32.9%
Other current assets	19,312	31,839	(12,527)	-39.3%

Total current assets	205,856	290,307	(84,451)	-29.1%
Property and equipment, net	12,993	13,627	(634)	-4.7%
Other assets	23,682	26,747	(3,065)	-11.5%

TOTAL ASSETS	$242,531	$330,681	$(88,150)	-26.7%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit facility	$—	$30,912	$(30,912)	-100.0%
Accounts payable	113,358	142,217	(28,859)	-20.3%
Financed lease debt, current portion	14,236	16,546	(2,310)	-14.0%
Accrued liabilities and deferred revenue	18,708	30,435	(11,727)	-38.5%

Total current liabilities	146,302	220,110	(73,808)	-33.5%
Long-term debt	10,000	10,000	—	0.0%
Long-term financed lease debt	14,042	18,758	(4,716)	-25.1%
Other liabilities	5,224	5,130	94	1.8%

Total liabilities	175,568	253,998	(78,430)	-30.9%
Stockholders’ equity	66,963	76,683	(9,720)	-12.7%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$242,531	$330,681	$(88,150)	-26.7%